Exhibit 99.1

Liberty Global Increases Buyback Program by $1 Billion
Also Announces Dividend of Class C Ordinary Shares
Denver, Colorado - January 27, 2014:
Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that its Board of Directors has approved the authorization of a $1.0 billion increase to its two-year $3.5 billion stock repurchase program, bringing its total program to $4.5 billion (the “Program”), of which approximately $700 million was utilized through September 30, 2013. In connection with the increase, the Board of Directors has extended its intention to complete the Program from mid-2015 to year-end 2015.
Mike Fries, Chief Executive Officer, said “Liberty Global has a consistent track record of delivering value to our shareholders in terms of stock price appreciation and capital returns. Since our formation in 2005, we have repurchased more than $10 billion of our equity and our stock has significantly outperformed the broader market. Today’s increase to our previously announced stock buyback program reflects our continued commitment to capital returns.”
Separately, the Board of Directors has approved a stock dividend of one Liberty Global Class C ordinary share on each outstanding Class A, Class B and Class C ordinary share. Based on our shares issued and outstanding of 394.6 million as of December 13, 2013 (consisting of 222.0 million Class A ordinary shares, 10.2 million Class B ordinary shares and 162.4 million Class C ordinary shares), upon completion of the stock dividend we would have total issued and outstanding shares of approximately 789.1 million, including approximately 557.0 million Class C ordinary shares.
This dividend has been factored into the terms of our recently announced Ziggo N.V. acquisition, and will provide us with greater flexibility in our future M&A activity. It also underscores our confidence in our ability to continue creating shareholder value and will provide greater liquidity for holders of our Class C ordinary shares, since the float has decreased over the last several years due to our substantial repurchases.
Stock Repurchase Program Details
Under the Program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The Program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the Program will depend on a variety of factors, including market conditions and applicable law. The Program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The Program may be suspended or discontinued at any time.

Stock Dividend Details
As a result of the stock dividend, each shareholder of record as of 10:00 p.m. GMT (5:00 p.m. Eastern time) on February 14, 2014, the record date for the stock dividend, will receive one Class C ordinary share for each Class A ordinary share, Class B ordinary share and Class C ordinary share held on the record date. The Class C ordinary shares to be issued pursuant to the stock dividend will be issued on March 3, 2014. As the issuance date for the stock dividend is March 3, 2014, we expect that NASDAQ will set Tuesday, March 4, 2014 as the ex-dividend date for the stock dividend.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the effectiveness and completion of the stock dividend, the timing thereof, the company’s share buyback program and the expected effects thereof and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at September 30, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20.7190.6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800
John Rea	+1 303.220.4238	Hanne Wolf	+1 303.220.6678

2

2

2